When the transactions referred to in note 18 of the notes to the consolidated financial statements have become effective, we will be in a position to render the following consent.




                                                           KPMG Peat Marwick LLP


                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Qwest Communications International Inc.:

  We consent to the use of our reports dated February 19, 1997, except as to note 1, paragraph (i) and note 18, which are as of June ___, 1997, included in the registration statement No. 333-25391 on Form S-1 (as amended) and to the reference to our firm under the headings "Summary Consolidated Financial and Operating Data," "Selected Consolidated Financial Data" and "Experts" in the prospectus.

Denver, Colorado
June ___, 1997